Exhibit 99.1

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2010

Business continues to grow based on first quarter transactions yielding an overall profit of
$10.2 million

SAN MATEO, Calif., April 22, 2010 – Avistar Communications Corporation (www.avistar.com), a leader in unified visual communications solutions, today announced its financial results for the three months ended March 31, 2010.

Financial highlights included:

•
Total revenue was $14.8 million, as compared to $2.6 million for the quarter ended March 31, 2009. The increase was primarily due to the license and sale of patents for $14.0 million which was recognized as revenue in the first quarter of 2010.

•
Operating expense was $3.7 million for the first quarter of 2010, as compared to $2.9 million for the quarter ended March 31, 2009. The increase was due primarily to additional investments in product development and engineering to develop new products in the Unified Communications (UC) and Virtual Desktop Infrastructure (VDI) markets.

•
Net income in the first quarter of 2010 was $10.2 million, or $0.26 per basic and diluted share, as compared to a net loss of $415,000, or a loss of $0.01 per basic and diluted share, in the first quarter of 2009.

•
Cash and cash equivalents balance as of March 31, 2010 was $688,000. Cash generated from operations during the three months ended March 31, 2010 was $10.6 million, compared to cash used in operations of $1.2 million for the three months ended March 31, 2009.

•	Adjusted EBITDA profit (as described below) for the three months ended March 31, 2010 was $10.9 million compared to an adjusted EBITDA profit of $194,000 for the same period in 2009.
•	Avistar’s total debt balance was $1.1 million on March 31, 2010, a significant reduction from $11.3 million at December 31, 2009.
•	Avistar’s revolving line of credit limit was reduced to $5.0 million in March 2010 from $11.3 million on December 31, 2009.

Bob Kirk, CEO of Avistar, said, “This quarter saw the completion of a significant license and sale of patents for $14.0 million which puts Avistar in a prime position to quickly bring its compelling new products into the Unified Communications and Virtual Desktop Infrastructure markets. The solutions we are developing, with expected releases in the second and third quarter of this year, quadruple the number of Avistar products and components available to our customers, distributors, and licensing partners in 2010. Many of these solutions make Avistar a unique player in the unified communications and virtual desktop industries which we believe will give us an important first mover advantage.”

Kirk continued, “Additionally, we recently expanded our focus on signing new technology licensing partners and have established discussions with a variety of technology vendors (OEMs) which could allow them to deliver superior video-enabled products.”

“Finally, the proceeds from patent portfolio sales and licensing allowed us to retire most of our outstanding debt. The improvement in our balance sheet provides us the needed working capital to ensure the completion of our product engineering efforts currently underway and accelerate delivery of our new products and solutions.”

Kirk added, “With a backlog of contracted revenue from our existing licensing partners, a strong, experienced management team in place, a growing product and component portfolio, a leveraged distribution strategy, inroads in the technology licensing arena, a stronger balance sheet, and the increased interest in the value of visual communication within businesses globally, we aim to gain significant market share over the course of 2010 and emerge as a leader within the high growth commercial desktop visual communications industry.”

Significant recent developments included:

•
With our launch of Avistar C3 Unified™ – Microsoft OCS Edition in Q4 2009, Avistar signed an agreement with a large videoconferencing provider that plans to white label Avistar C3 Unified™ and launch this solution into its global network of distributors and resellers.

•	Planning for Avistar’s largest deployment to date, with 30,000 Avistar desktop endpoints, has begun. A significant portion of the rollout will be completed this summer.
•
Avistar C3 Communicator™ has been awarded Technology Marketing Corporation’s Unified Communications magazine product of year. This solution has also been purchased by a large domestic SIP service provider that will be deploying Avistar C3 Communicator™ as its video soft phone offering.

Kirk concluded, “With the success in monetizing our intellectual property, improvement in our balance sheet, and launching our portfolio of innovative and industry leading solutions, Avistar is well positioned today to become a leader in commercial-grade, business-class desktop visual communications solutions.”

About Avistar Communications Corporation
Avistar (AVSR.PK) is an innovation leader in the unified visual communications industry, with more than 15 years of experience providing proven business-class desktop videoconferencing technology. Avistar’s solutions and patented technologies are used across a broad spectrum of industries with deployments ranging in size from 30-30,000 users. Avistar’s technology also helps to power solutions from IBM, LifeSize, Logitech and many other leading unified communications vendors. Avistar works with leading channel partners and resellers including AVI-SPL, CityIS, Fontel, Jenne, Media Plus and SCH/SCC in more than 40 countries. For more information, please visit www.avistar.com.

Cautionary Note Regarding Forward-Looking Statements
The statements made in this press release that are not historical facts are "forward-looking statements." These forward-looking statements, include, but are not necessarily limited to, statements regarding availability of funds under our line of credit, expansion of our product portfolio, the impact of our new products on our business, the future performance of our sales and distribution channels, the impact of changes in our pricing model, growth in our business and the videoconferencing industry, our ability to capture market share in the videoconferencing industry, future patent license royalty revenues and product revenues associated with our intellectual property and product businesses, and our positioning to emerge as a leader in the desktop visual communications industry. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The company cautions readers of this release that a number of important factors could cause actual future events and results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, Avistar’s lengthy sales cycle, volatility associated with Avistar’s sales and licensing activities, market acceptance of Avistar’s products, increased competition in the market for unified communications, technical challenges associated with product development and completion of our deliverables to customers, ongoing technological developments and changing industry standards, the ability of Avistar’s distributors to sell our products to end users, the capital markets for both debt and equity, and challenges associated with protecting and licensing Avistar’s intellectual property. These important factors and other factors that potentially could cause actual future results to differ materially from current expectations are described in our filings with the Securities and Exchange Commission, including the company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers of this release are referred to such filings. The forward-looking statements in this release are based upon information available to the company as of the date of the release, and the company assumes no obligations to update any such forward-looking statements.

Non-GAAP Financial Measures
This press release and the accompanying tables include a discussion of adjusted
EBITDA, excluding stock-based compensation expense, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term "adjusted EBITDA" refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted for stock-based compensation. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA may not be comparable to the definitions as reported by other companies. We believe adjusted EBITDA is relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is a primary measure used by our management to evaluate the operating performance of our business. The components of adjusted EBITDA include the key revenue and expense items and income from settlement and patent licensing for which our operating managers are responsible and upon which we evaluate their performance. Furthermore, we intend to provide this non-GAAP financial measure as part of our future earnings releases and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in our financial reporting. A reconciliation of this non-GAAP measure to GAAP is provided in the accompanying tables.

###
Contact:

Elias MurrayMetzger Chief Financial Officer Avistar Communications Corporation +1 650-525-3300 emurraymetzger@avistar.com	Conway Communications Investor Relations +1 617-244-9682 maryconway@comcast.net

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three months ended March 31, 2010 and 2009
(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
	(unaudited)

Revenue:
Product	$82	$1,347
Licensing and sale of patents	14,149	120
Services, maintenance and support	545	1,163
Total revenue	14,776	2,630
Costs and expenses:
Cost of product revenue*	153	375
Cost of services, maintenance and support revenue*	383	802
Income from settlement and patent licensing	-	(1,057)
Research and development*	1,939	911
Sales and marketing*	613	723
General and administrative*	1,114	1,223
Total costs and expenses	4,202	2,977
Income (loss) from operations	10,574	(347)
Other (expense) income:
Interest income	1	6
Interest expense	(9)	(132)
Total other (expense) income, net	(8)	(126)
Income (loss) before provision for (benefit from) income taxes	10,566	(473)
Provision for (benefit from) income taxes	337	(58)
Net income (loss)	$10,229	$(415)

Net income (loss) per share - basic and diluted	$0.26	$(0.01)
Weighted average shares used in calculating
basic net income (loss) per share	39,008	34,698
Weighted average shares used in calculating
diluted net income (loss) per share	39,297	34,698

*Including stock based compensation of:
Cost of products, services, maintenance
and support revenue	$23	$60
Research and development	101	167
Sales and marketing	42	56
General and administrative	153	199
	$319	$482

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
as of March 31, 2010 and December 31, 2009
(in thousands, except per share data)

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$688	$294
Accounts receivable, net of allowance for doubtful accounts of $16 and $13 at March 31, 2010
and December 31, 2009, respectively	812	1,027
Inventories	36	56
Prepaid expenses and other current assets	193	300
Total current assets	1,729	1,677
Property and equipment, net	208	147
Other assets	133	132
Total assets	$2,070	$1,956

Liabilities and Stockholders' Equity (Deficit):
Current liabilities:
Line of credit	$1,100	$11,250
Accounts payable	698	807
Deferred services revenue and customer deposits	1,635	2,008
Income taxes payable	360	23
Accrued liabilities and other	1,254	1,409
Total current liabilities	5,047	15,497
Long-term liabilities:
Other long-term liabilities	73	73
Total liabilities	5,120	15,570
Stockholders' equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at March 31, 2010 and December 31, 2009; 40,205,219 and 40,159,466 shares issued including
treasury shares at March 31, 2010 and December 31, 2009, respectively	40	40
Less: treasury common stock, 1,182,875 shares at March 31, 2010 and
December 31, 2009, respectively, at cost	(53)	(53)
Additional paid-in-capital	102,839	102,504
Accumulated deficit	(105,876)	(116,105)
Total stockholders' equity (deficit)	(3,050)	(13,614)
Total liabilities and stockholders' equity (deficit)	$2,070	$1,956

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

THREE MONTHS ENDED MARCH 31, 2010 and 2009
FINANCIAL RESULTS: RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(in thousands)
	Three Months Ended March 31,
	2010	2009
	(unaudited)

Net income (loss)	$10,229	$(415)
Interest income	(1)	(6)
Interest expense	9	132
Provision for (benefit from) income tax	337	(58)
Depreciation	50	59
EBITDA	10,624	(288)
Stock-based compensation expense	319	482
Adjusted EBITDA	$10,943	$194

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the three months ended March 31, 2010 and 2009
(in thousands)

	Three Months Ended March 31,
	2010	2009
	(unaudited)

Cash Flows from Operating Activities:
Net income (loss)	$10,229	$(415)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	50	59
Compensation on equity awards issued to consultants and employees	319	482
Provision for doubtful accounts	3	-
Changes in assets and liabilities:
Accounts receivable	212	1,394
Inventories	20	44
Prepaid expenses and other current assets	107	62
Deferred settlement and patent licensing costs	-	318
Other assets	(1)	-
Accounts payable	(109)	114
Deferred income from settlement and patent licensing and other	-	(1,371)
Deferred services revenue and customer deposits	(373)	(1,781)
Income taxes payable	337	(58)
Accrued liabilities and other	(155)	(11)
Net cash provided by (used in) operating activities	10,639	(1,163)

Cash Flows from Investing Activities:
Purchase of property and equipment	(111)	(20)
Net cash used in investing activities	(111)	(20)

Cash Flows from Financing Activities:
Line of credit payments	(11,250)	(3,900)
Proceeds from line of credit	1,100	500
Net proceeds from issuance of common stock	16	160
Net cash used in financing activities	(10,134)	(3,240)
Net increase (decrease) in cash and cash equivalents	394	(4,423)
Cash and cash equivalents, beginning of period	294	4,898
Cash and cash equivalents, end of period	$688	$475